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                                                                    EXHIBIT 23.5

                          CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of Salem Trust Bank included as Appendix C to the Prospectus/Proxy Statement that is a part of this Registration Statement, and to the references to such letter and to our firm in such Prospectus/Proxy Statement. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         THE CARSON MEDLIN COMPANY

Raleigh, North Carolina
                  , 1996